Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-43613 of C3, Inc. on Form S-8 and in Registration Statement No. 333-100883 of Charles & Colvard, Ltd. on Form S-8 of our report dated February 7, 2003, appearing in the Annual Report on Form 10-K of Charles & Colvard, Ltd. for the year ended December 31, 2002.

/s/ DELOITTE & TOUCHE LLP
Raleigh, North Carolina
March 26, 2003